Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

Greif, Inc. Appoints David Lloyd as Vice President, Corporate Financial Controller

Chris Luffler Promoted to Vice President, Business Managerial Controller

DELAWARE, Ohio (April 25, 2014) – Greif (NYSE: GEF, GEF.B), a world leader in industrial packaging products and services, announced today that David Lloyd has joined the company as Vice President, Corporate Financial Controller. This is a newly established role within the company necessitated by continued growth internationally, expanded product offerings and increasingly diverse business interests. The company also announced that Chris Luffler has been promoted to the newly created position of Vice President, Business Managerial Controller.

As Corporate Financial Controller, David will be the principal accounting officer for Greif and will report directly to Gary Martz, acting Chief Administrative Officer. David will oversee compliance with SEC, SOX, FASB and other regulations, ensure adherence to GAAP, manage relationships with external auditors, oversee the budget process, and coordinate closing processes.

With more than 20 years’ experience, David joins Greif from PricewaterhouseCoopers, where he served as partner for almost 10 years, spending the last five as lead audit partner for a large multinational chemical company.

“Greif continues to grow and our business interests have become increasingly diverse. It is a positive reflection on our company that a candidate of David Lloyd’s caliber is taking on the new role of Corporate Financial Controller,” said David Fischer, CEO of Greif. “With two decades of experience most recently in a world-class organization, David brings deep technical experience in public accounting and auditing with multi-national corporations. I have every confidence that he will make a significant contribution to the company and we welcome him into his new role.”

In the new role of Business Managerial Controller, Chris Luffler will function as the lead contact between corporate finance and the business operations and will also report directly to Gary Martz, acting Chief Administrative Officer.

Chris will be responsible for establishing effective practices and processes between the Corporate Financial Controller’s Department and the businesses and will ensure compliance by Greif’s business operations around the globe with GAAP, internal controls and local and statutory accounting requirements. The SBU Controllers will work with Chris in a dual reporting role. Chris will also oversee Capital Projects and Shared Services Americas.

David Fischer said, “Chris will be a strategic partner to operations providing business and financial information to help drive business unit performance. This is in an important function as Greif continues to diversify its product offerings and expand internationally. I look forward to working with Chris in this new role,”

The roles of Corporate Financial Controller and Business Managerial Controller reflect a new structure at Greif that will better serve the company’s multi-national and varied business operations, particularly as we continue to grow, diversify and expand globally. These roles follow a structure deployed by other multi-national corporations that have split the function of a corporate controller.

About Greif

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible, corrugated, multiwall and reconditioned containers, intermediate bulk containers, containerboard and packaging accessories, and provides blending, filling, packaging and industrial packaging reconditioning services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

Contact:

Scott Griffin

Vice President Corporate Communications

Greif, Inc.

(740) 657-6516